PRESS RELEASE	Exhibit 99

Scripps reports third quarter results

For immediate release	(NYSE: SSP)
Oct. 14, 2004

CINCINNATI – The E. W. Scripps Company today reported a 7.2 percent year-over-year increase in net income during the third quarter, reflecting rapid growth at the company’s national television networks, strong political advertising revenue at the Scripps broadcast television stations and including the adverse effects of the hurricanes on the company’s newspapers and TV stations in Florida.

Net income for the three-month period ended Sept. 30 was $55.6 million vs. $51.9 million during the same period a year ago. On a post-split basis, third quarter earnings per share were 34 cents compared to 32 cents in the third quarter of 2003. The company completed a 2 for 1 stock split in September of 2004.

The company estimates that the financial impact of the hurricanes on third quarter net income was approximately $3.7 million, or 2 cents per share. The hurricanes adversely affected business operations at the company’s Treasure Coast Newspapers (The Stuart News, The Tribune in Fort Pierce and the Vero Beach Press Journal), Naples Daily News, WPTV-TV, Channel 5 in West Palm Beach and WFTS-TV, Channel 28 in Tampa.

Total revenue for the company was up 14 percent to $500 million during the third quarter.

The improved third quarter results reflect the continued rapid growth of the company’s Scripps Networks division, which includes Home & Garden Television, Food Network, DIY – Do It Yourself Network and Fine Living. On Tuesday the company announced plans to expand Scripps Networks by acquiring the Great American Country network.

Segment profit at Scripps Networks increased 58 percent to $63.6 million during the three-month period. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income. Scripps Networks advertising revenue was up 33 percent year-over-year to $128 million and affiliate fee revenue increased 58 percent to $37.1 million. Affiliate fee revenue was favorably affected in September by the completion of several renewal agreements with cable television operators to carry the company’s national lifestyle networks. Total revenue at Scripps Networks was up 38 percent to $168 million.

Strong political advertising at the company’s local broadcast television stations also contributed to improved consolidated results. Total broadcast television revenue was up 12 percent to $80.7 million for the three-month period. Broadcast television segment profit was up 23 percent in the third quarter to $23.0 million. Excluding the impact of the hurricanes on the company’s TV stations in Florida, the company estimates that total broadcast television revenues would have been up 13 percent in the quarter.

Political advertising revenue at Scripps stations reached $10.2 million during the third quarter, which, for comparison purposes, is about even with the third quarter of the 2000 presidential election year. Scripps television stations had about $1.0 million in political advertising revenue during the third quarter of 2003.

Total revenue at the company’s newspapers was $166 million during the third quarter, up 1.2 percent over the same period in 2003. Newspaper advertising revenue was up 2.5 percent to $131 million. Excluding the impact of the hurricanes on the company’s Florida newspapers, the company estimates that total newspaper revenue would have been up 2.6 percent and newspaper advertising revenue would have been up 4.1 percent in the quarter.

Newspaper division segment profit declined 9.3 percent to $55.2 million. Newspaper segment profits were held back by the adverse revenue and expense effects of the hurricanes, higher employee benefit costs and higher newsprint prices.

At the Shop At Home Network, third quarter revenue rose 8.6 percent to $63.4 million as the company continued to implement its television commerce strategy. Segment losses were $7.6 million. Scripps is integrating management of Shop At Home with its Scripps Networks division and shifting the mix of retail products offered for sale on the network to align more closely with the consumer categories targeted by the company’s national lifestyle programming networks.

“Scripps just completed another solid quarter thanks to exceptional performance at our cable television networks and the great job our television stations have done capturing political advertising revenue during this year’s presidential election campaign,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “At Scripps Networks, and especially at HGTV and Food Network, the high double-digit growth in advertising revenue is the direct result of the steadily growing number of viewers and higher primetime and total-day ratings. Our investment in original programming coupled with consumer marketing to build these valuable brands continues to bear fruit.”

“At our television stations, we’ve created attractive forums for political discourse through our Democracy 2004 project, which grants free broadcast time to responsible candidates,” Lowe said. “Our free air-time policy – which dates back to the 2000 elections - has created a win-win situation for candidates and our stations. We believe it’s the right thing to do and it establishes local Scripps TV stations as authoritative sources for news and information on candidates and issues. That’s especially important in the key political battleground states of Ohio and Florida, where Scripps operates top-rated stations in four key markets.”

“Third quarter results for our newspapers and television stations were adversely affected by the September hurricanes. Fortunately, all of our people in Florida escaped serious harm, but our Treasure Coast Newspapers and West Palm TV station did suffer some property damage in addition to an interruption in business. Businesses are slowly beginning to return to normal in the affected areas. On an encouraging note, excluding the impact of the hurricanes on our Florida newspapers, we saw some improvement in local retail and classified newspaper advertising during the third quarter.”

“At our developing businesses, the look and feel at Shop at Home is beginning to reflect the creative efforts of our talented management team,” Lowe said. “We’re taking a more creative approach to sales and programming, on-air talent from our lifestyle networks is getting onboard and we’ve firmed up distribution of Shop at Home to 51 million television households.”

“At DIY and Fine Living, advertising revenue growth continued at a healthy pace as distribution of both networks has widened,” Lowe said. “DIY reached an important distribution milestone during the quarter, topping 30 million U.S. television households. Fine Living, at 24 million homes, also continues to gain traction. We’ve succeeded in a relatively short period of time, we believe, in establishing both as valuable cable and satellite television programming brands.”

Here are detailed third-quarter results by segment:

Scripps Networks

Scripps Networks segment profit was $63.6 million, up 58 percent from $40.3 million in the prior year period.

Scripps Networks advertising revenue increased 33 percent to $128 million. Affiliate fee revenue was $37.1 million, up 58 percent.

Programming expense increased 31 percent to $45.0 million.

Home & Garden Television contributed $42.2 million to segment profit, up 29 percent from the year-ago period. HGTV revenue grew 27 percent to $88.7 million. Home & Garden Television now reaches about 87 million domestic subscribers, compared to 83 million at the end of the third quarter 2003.

Food Network had revenue of $66.6 million, up 50 percent. The network contributed $29.9 million to segment profit vs. $15.4 million in the third quarter last year. Food Network reaches 85 million domestic subscribers, up from 82 million in the third quarter 2003.

Revenue at DIY was $7.8 million compared to $5.0 million in 2003. Operating losses at DIY reduced segment profit by $2.6 million compared to a $2.5 million reduction in segment profit in 2003. DIY can be seen in about 30 million households, up from about 22 million a year ago.

Fine Living revenues increased to $4.3 million from about $2.0 million the previous year. Operating losses at Fine Living reduced segment profit by $5.7 million vs. a $6.3 million reduction in segment profit in 2003. Fine Living reaches about 24 million households vs. 19 million at this time a year ago.

Newspapers

Total newspaper segment profit was $55.2 million, down 9.3 percent.

Advertising revenue at newspapers managed solely by Scripps was $131 million, up 2.5 percent. Advertising revenue broken down by category was:

•	Local, up 0.8 percent to $37.8 million.

•	Classified, up 1.4 percent to $52.6 million.

•	National, up 3.0 percent to $9.7 million.

•	Preprint and other, up 6.3 percent to $31.2 million.

Circulation revenues were $30.8 million, down 4.8 percent.

Newsprint expenses increased 6.5 percent on a 7.4 percent increase in newsprint prices. Newsprint consumption declined slightly as a result of the hurricanes.

The company’s newspapers that are managed under joint operating agreements contributed $10.2 million to segment profit vs. $8.8 million last year. The increase was primarily attributable to improvements in Denver and Cincinnati.

Broadcast Television

Broadcast television segment profit increased 23 percent to $23.0 million.

Broadcast television revenue increased 12 percent to $80.7 million.

Advertising revenue broken down by category were:

•	Political, $10.2 million vs. $1.0 million in 2003.

•	Local, down 2.7 percent to $42.4 million.

•	National, up 1.3 percent to $24.0 million.

•	Other, up 2.9 percent to $4.1 million.

Shop at Home Network

Shop at Home Network revenue was $63.4 million, up 8.6 percent from the same year-ago period.

Shop at Home reported a segment loss of $7.6 million vs. a segment loss of $3.8 million in the same period a year ago.

The network reached an average 51 million full-time equivalent homes during the quarter compared to 46 million last year.

Licensing and Other Media

Revenue was $22.3 million vs. $24.4 million in the prior year period.

Segment profit was $3.1 million compared to $4.5 million in 2003.

Guidance

Based on advance advertising sales, the company currently anticipates fourth quarter 2004 advertising revenue for Scripps Networks will be up about 25 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 45 percent during the quarter, net of distribution fee amortization. Programming and marketing expenses are expected to increase about 30 percent in the fourth quarter as the company continues to invest in building viewership across all four networks. Investments in the development of DIY, Fine Living and video-on-demand and broadband programming services are expected to reduce segment profits by about $10 million and earnings per share by about 4 cents during the quarter.

Newspaper advertising revenues are expected to be up low single digits over the prior year in the fourth quarter. Fourth quarter newspaper results will continue to be adversely affected by the lingering effects of the hurricanes on the company’s Florida operations.

At the company’s broadcast television stations, advertising revenues, including political, are expected to be up about 13 percent in the fourth quarter. Political advertising in the fourth quarter is expected to reach about $15 million, similar to the amount the company generated in the last presidential election year.

The company’s continuing investment in the Shop at Home Network is expected to reduce fourth quarter segment profits by about $7 million and earnings per share by about 4 cents.

Due primarily to increased profitability of the Food Network and the company’s allocation of operating income to Tribune Company, which owns 31 percent of the network, minority interest is expected to be between $11 and $12 million in the fourth quarter.

Fourth quarter earnings per share are expected to be between 50 cents and 55 cents. Earnings per share during the fourth quarter of 2003 were 62 cents, including unusual items that increased net income by 16 cents per share.

Conference call

The senior management team at Scripps will discuss the company’s third quarter results during a telephone conference call at 11 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-496-6261 (U.S.) or 1-303-262-0067 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (third quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. EDT Oct. 14 until 11:59 p.m. EDT Monday, Oct. 18. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 746663.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2004 SEC Form 10K and F-27 of its most recent Form 10Q.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, which includes the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News-Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop At Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 51 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert, For Better or For Worse and about 150 other features and characters.

###

Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Operating revenues	$499,792	$440,481	13.5%	$1,560,764	$1,360,521	14.7%
Costs and expenses	(394,955)	(349,068)	(13.1)%	(1,196,254)	(1,058,941)	(13.0)%
Depreciation and amortization of intangibles	(17,779)	(17,156)	(3.6)%	(49,810)	(50,248)	0.9%
Gain on sale of production facility				11,148

Operating income	87,058	74,257	17.2%	325,848	251,332	29.6%
Interest expense	(7,149)	(7,944)	10.0%	(22,816)	(23,779)	4.0%
Equity in earnings of JOAs and other joint ventures	22,341	20,830	7.3%	59,216	60,894	(2.8)%
Interest and dividend income	118	1,201	(90.2)%	1,648	3,845	(57.1)%
Other investment results, net of expenses				14,674	(3,200)
Miscellaneous, net	121	(340)		124	(299)

Income before income taxes and minority interests	102,489	88,004	16.5%	378,694	288,793	31.1%
Provision for income taxes	37,623	33,841	(11.2)%	136,982	113,021	(21.2)%

Income before minority interests	64,866	54,163	19.8%	241,712	175,772	37.5%
Minority interests	9,272	2,304		29,175	6,491

Net income	$55,594	$51,859	7.2%	$212,537	$169,281	25.6%

Net income per diluted share of common stock	$.34	$.32	6.3%	$1.29	$1.04	24.0%

Weighted average diluted shares outstanding	165,187	163,210		164,906	162,623

As a result of the two-for-one stock split authorized and distributed in the third quarter 2004, all share and per share amounts in our consolidated financial statements and related notes have been retroactively adjusted to reflect the stock split for all periods presented.

See notes to results of operations.

1. INVESTMENT RESULTS AND OTHER ITEMS

Net income was affected by the following:

2004 - Third quarter and year-to-date operating results were affected by the impact of hurricanes at our Florida operations. Our Florida operations sustained wind and water damage and the hurricanes interrupted operations at our affected businesses and at certain of their customers, resulting in lost revenues. Estimated asset impairment losses and restoration costs incurred through September 30, 2004, totaled $2.4 million, of which approximately $1.1 million relates to the newspaper segment and $1.3 million to the broadcast television segment. Net income was reduced by $1.5 million, $.01 per share. Additional restoration costs, which are not expected to be significant, will be expensed as incurred.

Our insurance program provides coverage for damage to property and interruption of business operations, including profit recovery and costs incurred to minimize the period and total cost of interruption. Business interruption losses through September 30, 2004, are estimated to be approximately $3.7 million. Insurance recoveries are subject to an approximate $1.0 million per occurrence, per location deductible. Insurance recoveries are recognized when they are probable of collection. We are currently in discussions with our insurance providers to assess the amount of the claim and the amount of the covered losses and accordingly, have not recorded any recovery of property or business interruption losses resulting from the hurricanes in our third quarter results of operations.

Year-to-date operating results include an $11.1 million pre-tax gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati. The gain on sale had previously been deferred while the station continued to use the facility until construction of a new production facility was complete. Net income was increased by $7.0 million, $.04 per share

Year-to-date other investment results represent realized gains from the sale of certain investments, including Digital Theater Systems. Net income was increased by $9.5 million, $.06 per share.

2003 - Year-to-date other investment results were a pre-tax charge of $3.2 million for write-downs associated with declines in value of certain investments in development-stage businesses. Net income was reduced by $2.1 million, $.01 per share.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by Financial Accounting Standard (“FAS”) 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Segment operating revenues:
Newspapers managed solely by us	$165,744	$163,828	1.2%	$518,940	$509,202	1.9%
Newspapers operated pursuant to JOAs	54	56	(3.6)%	171	174	(1.7)%

Total newspapers	165,798	163,884	1.2%	519,111	509,376	1.9%
Scripps Networks	167,546	121,549	37.8%	519,135	380,042	36.6%
Broadcast television	80,693	72,257	11.7%	243,730	221,300	10.1%
Shop At Home	63,439	58,425	8.6%	203,725	173,380	17.5%
Licensing and other media	22,316	24,366	(8.4)%	75,063	76,423	(1.8)%

Total operating revenues	$499,792	$440,481	13.5%	$1,560,764	$1,360,521	14.7%

Segment profit (loss):
Newspapers managed solely by us	$45,040	$52,069	(13.5)%	$149,206	$165,363	(9.8)%
Newspapers operated pursuant to JOAs	10,185	8,811	15.6%	23,673	26,390	(10.3)%

Total newspapers	55,225	60,880	(9.3)%	172,879	191,753	(9.8)%
Scripps Networks	63,552	40,277	57.8%	213,392	137,821	54.8%
Broadcast television	23,040	18,713	23.1%	68,482	58,841	16.4%
Shop At Home	(7,576)	(3,753)		(13,937)	(15,293)	8.9%
Licensing and other media	3,085	4,489	(31.3)%	11,716	12,977	(9.7)%
Corporate	(10,148)	(8,363)	(21.3)%	(28,806)	(23,625)	(21.9)%

Total segment profit	127,178	112,243	13.3%	423,726	362,474	16.9%

Depreciation and amortization of intangibles	(17,779)	(17,156)	(3.6)%	(49,810)	(50,248)	0.9%
Gain on sale of production facility				11,148
Interest expense	(7,149)	(7,944)	10.0%	(22,816)	(23,779)	4.0%
Interest and dividend income	118	1,201	(90.2)%	1,648	3,845	(57.1)%
Other investment results, net of expenses				14,674	(3,200)
Miscellaneous, net	121	(340)		124	(299)

Income before income taxes and minority interests	$102,489	$88,004	16.5%	$378,694	$288,793	31.1%

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Depreciation:
Newspapers managed solely by us	$5,703	$5,692	(0.2)%	$16,025	$17,122	6.4%
Newspapers operated pursuant to JOAs	303	324	6.5%	897	966	7.1%

Total newspapers	6,006	6,016	0.2%	16,922	18,088	6.4%
Scripps Networks	3,080	2,815	(9.4)%	8,224	7,759	(6.0)%
Broadcast television	4,981	4,889	(1.9)%	14,480	14,568	0.6%
Shop At Home	1,959	1,581	(23.9)%	5,550	4,226	(31.3)%
Licensing and other media	175	153	(14.4)%	495	476	(4.0)%
Corporate	543	567	4.2%	1,629	1,668	2.3%

Total depreciation	$16,744	$16,021	(4.5)%	$47,300	$46,785	(1.1)%

Amortization of intangibles:
Newspapers managed solely by us	$107	$107	0.0%	$319	$318	(0.3)%
Newspapers operated pursuant to JOAs	66	67	1.5%	200	200	0.0%

Total newspapers	173	174	0.6%	519	518	(0.2)%
Scripps Networks	148	548	73.0%	445	1,721	74.1%
Broadcast television	21	32	34.4%	58	95	38.9%
Shop At Home	693	381	(81.9)%	1,488	1,129	(31.8)%

Total amortization of intangibles	$1,035	$1,135	8.8%	$2,510	$3,463	27.5%

3. JOINT OPERATING AGREEMENTS

Four of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA partnership maintains a separate and independent editorial operation.

Information related to the operating results of our JOAs is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Equity in earnings of JOAs:
Denver	$8,706	$8,051	8.1%	$23,901	$24,345	(1.8)%
Cincinnati	6,011	5,367	12.0%	16,540	16,167	2.3%
Other	4,391	4,590	(4.3)%	11,389	13,338	(14.6)%

Total equity in earnings of JOAs	19,108	18,008	6.1%	51,830	53,850	(3.8)%
Operating revenues	54	56	(3.6)%	171	174	(1.7)%

Total	$19,162	$18,064	6.1%	$52,001	$54,024	(3.7)%

Contribution to segment profit:
Denver	$3,242	$2,375	36.5%	$6,698	$7,671	(12.7)%
Cincinnati	4,132	3,511	17.7%	10,611	10,415	1.9%
Other	2,811	2,925	(3.9)%	6,364	8,304	(23.4)%

Total contribution to segment profit	$10,185	$8,811	15.6%	$23,673	$26,390	(10.3)%

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in 2007.

4. SCRIPPS NETWORKS

Financial information for each of our four national networks is as follows:

(in thousands, except per share data)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
HGTV:
Operating revenues	$88,694	$70,074	26.6%	$275,182	$216,124	27.3%
Contribution to segment profit	42,203	32,828	28.6%	142,764	108,208	31.9%
Net income effect	25,051	18,784	33.4%	85,312	62,251	37.0%
Net income effect per share of diluted common stock	$.15	$.12	25.0%	$.52	$.38	36.8%

Food Network:
Operating revenues	$66,614	$44,464	49.8%	$208,067	$145,446	43.1%
Contribution to segment profit	29,896	15,440	93.6%	94,980	57,194	66.1%
Net income effect:
Food Network net income	28,085	13,508		89,836	51,520	74.4%
Minority owner share of Food Network	8,593	1,637		27,198	6,294
Scripps share of Food Network before income tax	19,492	11,871	64.2%	62,638	45,226	38.5%
Net income effect to Scripps	11,937	7,026	69.9%	38,420	26,766	43.5%
Net income effect per share of diluted common stock	$.07	$.04	75.0%	$.23	$.16	43.8%

DIY:
Operating revenues	$7,775	$4,997	55.6%	$22,749	$13,426	69.4%
Contribution to segment profit (loss)	(2,607)	(2,510)	(3.9)%	(6,831)	(8,769)	22.1%
Net income (loss) effect	(1,857)	(1,796)	(3.4)%	(4,898)	(6,031)	18.8%
Net income (loss) effect per share of diluted common stock	$(.01)	$(.01)		$(.03)	$(.04)	25.0%

Fine Living:
Operating revenues	$4,286	$1,973		$12,811	$4,794
Contribution to segment profit (loss)	(5,710)	(6,309)	9.5%	(15,944)	(19,992)	20.2%
Net income (loss) effect	(3,729)	(3,868)	3.6%	(10,785)	(12,418)	13.2%
Net income (loss) effect per share of diluted common stock	$(.02)	$(.02)		$(.07)	$(.08)	12.5%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 14, 2004	513-977-3826

( amounts in millions, unless otherwise noted )	September			Year-to-date
	2004	2003	%	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$53.5	$53.2	0.5%	$519.1	$509.4	1.9%
Scripps Networks	61.8	42.6	45.0%	519.1	380.0	36.6%
Broadcast Television	29.6	27.2	8.7%	243.7	221.3	10.1%
Shop At Home	24.5	21.1	16.1%	203.7	173.4	17.5%
Licensing and Other Media	7.2	7.3	(1.1)%	75.1	76.4	(1.8)%

TOTAL	$176.6	$151.4	16.6%	$1,560.8	$1,360.5	14.7%

NEWSPAPERS
Operating Revenues
Local	$12.6	$12.5	1.4%	$121.0	$120.9	0.1%
Classified	16.0	16.7	(4.4)%	163.6	159.3	2.7%
National	3.6	3.0	20.3%	29.0	28.3	2.7%
Preprints and other	10.3	9.3	9.7%	95.4	89.3	6.8%

Newspaper advertising	42.5	41.6	2.3%	409.0	397.8	2.8%
Circulation	9.6	10.4	(7.5)%	98.1	101.6	(3.4)%
Other	1.3	1.2	8.4%	12.0	10.0	19.7%

Newspapers	$53.5	$53.2	0.5%	$519.1	$509.4	1.9%

Ad inches (excluding JOAs) (in thousands)
Local	544	532	2.1%	5,237	5,254	(0.3)%
Classified	766	833	(8.0)%	7,881	7,914	(0.4)%
National	112	107	5.1%	953	966	(1.4)%

Full run ROP	1,422	1,472	(3.4)%	14,071	14,133	(0.4)%

Share of JOA operating profits (1)	$7.4	$5.7	30.6%	$51.8	$53.9	(3.8)%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$46.2	$34.3	34.6%	$408.0	$306.6	33.1%
Affiliate fees, net	14.5	7.8	85.0%	104.5	69.0	51.4%
Other	1.1	0.4	145.7%	6.6	4.4	48.6%

Scripps Networks	$61.8	$42.6	45.0%	$519.1	$380.0	36.6%

Subscribers (2)
HGTV				87.2	82.7	5.4%
Food Network				85.5	81.6	4.8%

BROADCAST TELEVISION
Operating Revenues
Local	$14.8	$16.0	(7.5)%	$136.9	$135.1	1.4%
National	8.7	9.0	(4.3)%	73.5	72.2	1.8%
Political	4.2	0.5		20.5	2.0
Other	1.9	1.7	11.7%	12.8	12.0	6.6%

Broadcast Television	$29.6	$27.2	8.7%	$243.7	$221.3	10.1%

SHOP AT HOME
Operating Revenues
Shop At Home	$24.5	$21.1	16.1%	$203.7	$173.4	17.5%

Avg. full-time equivalent homes	52.3	44.3	18.1%	49.3	46.7	5.6%

(1)	Excludes editorial costs.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 14, 2004	513-977-3826

( amounts in millions, unless otherwise noted )	Third Quarter
	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$165.8	$163.9	1.2%
Scripps Networks	167.5	121.5	37.8%
Broadcast Television	80.7	72.3	11.7%
Shop At Home	63.4	58.4	8.6%
Licensing and Other Media	22.3	24.4	(8.3)%

TOTAL	$499.8	$440.5	13.5%

NEWSPAPERS
Operating Revenues
Local	$37.8	$37.5	0.8%
Classified	52.6	51.9	1.4%
National	9.7	9.5	3.0%
Preprints and other	31.2	29.3	6.3%

Newspaper advertising	131.3	128.2	2.5%
Circulation	30.8	32.3	(4.8)%
Other	3.7	3.4	8.8%

Newspapers	$165.8	$163.9	1.2%

Ad inches (excluding JOAs) (in thousands)
Local	1,647	1,622	1.6%
Classified	2,564	2,638	(2.8)%
National	305	309	(1.3)%

Full run ROP	4,516	4,568	(1.1)%

Share of JOA operating profits (1)	$19.1	$18.0	6.1%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$128.2	$96.6	32.6%
Affiliate fees, net	37.1	23.5	57.8%
Other	2.3	1.4	62.3%

Scripps Networks	$167.5	$121.5	37.8%

Subscribers (2)
HGTV	87.2	82.7	5.4%
Food Network	85.5	81.6	4.8%

BROADCAST TELEVISION
Operating Revenues
Local	$42.4	$43.6	(2.7)%
National	24.0	23.7	1.3%
Political	10.2	1.0
Other	4.1	4.0	2.9%

Broadcast Television	$80.7	$72.3	11.7%

SHOP AT HOME
Operating Revenues
Shop At Home	$63.4	$58.4	8.6%

Avg. full-time equivalent homes	51.2	45.6	12.3%

(1)	Excludes editorial costs and proportionate share of JOA activities.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.